UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 11, 2009

SOUTHWESTERN ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-08246	71-0205415
(Commission File Number)	(IRS Employer Identification No.)

2350 N. Sam Houston Pkwy. E., Suite 125, Houston, Texas	77032
(Address of principal executive offices)	(Zip Code)

(281) 618-4700

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

       ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

       ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On August 11, 2009, in order to induce Harold M. Korell to continue as the Executive Chairman of the Company until at least March 31, 2010, Southwestern Energy Company (the “Company”) entered into a retirement agreement (the “Retirement Agreement”) with Mr. Korell.  The Retirement Agreement was approved by the Compensation Committee of the Board of Directors and establishes the terms and conditions of Mr. Korell’s future retirement from employment with the Company and continuation thereafter solely as a director of the Company.  Mr. Korell has agreed to remain a director of certain of the Company’s subsidiaries and a director and the Executive Chairman of the Company’s Board of Directors until the later of (i) March 31, 2010 or (ii) the date upon which Mr. Korell discontinues service in such capacity (the “Retirement Date”).

Under the Retirement Agreement, Mr. Korell will continue his previously disclosed compensation and benefit arrangements, which include an annual base salary as Executive Chairman of $600,000, eligibility for a cash incentive bonus for fiscal 2009 under the Company’s Incentive Compensation Plan based upon his 2009 salaries and other benefits and perquisites, through the Retirement Date.  In lieu of the future long-term incentives granted to executives of the Company, at a minimum, the Compensation Committee has agreed to grant Mr. Korell special long-term incentive awards under the Company’s 2004 Stock Incentive Plan (the “Stock Plan”) equivalent in nature and amount to the long-term incentive awards granted to non-employee directors.

All unvested restricted stock granted to Mr. Korell pursuant the Stock Plan shall vest as of the Retirement Date and all unvested stock options granted to Mr. Korell pursuant to the Stock Plan shall vest and become exercisable as of the Retirement Date (the “Accelerated Options”), with all of Mr. Korell’s outstanding options, including the Accelerated Options, remaining exercisable until their respective original expiration dates as set forth in the stock option agreements.  The performance units granted to Mr. Korell under the Company’s 2002 Performance Unit Plan and vested as of the Retirement Date will be paid in accordance with the Plan.  To the extent that Mr. Korell elects to receive a lump-sum payment under the Company's Supplemental Retirement Plan, such amount, as well as the balance in Mr. Korell’s Nonqualified Retirement Plan account as of the Payment Date (as hereinafter defined), will be paid to him in a single lump sum as promptly as practicable after the first business day following the six-month anniversary of the Retirement Date (the “Payment Date”).

In addition, for a period of five (5) years following the Retirement Date, the Company will provide Mr. Korell with fully equipped office space (which office space may be located at a location separate from the Company’s Houston headquarters), including computers, telephones, portable communication devices and secretarial and IT support, in each case at the Company’s expense and the same as or similar to what the Company provides to him at the date of the Retirement Agreement.

In exchange for the benefits offered in the Retirement Agreement, Mr. Korell has agreed to remain on as the Executive Chairman of the Company until the Retirement Date and has provided to the Company general releases with respect to claims arising out of his employment or retirement from employment.

The Retirement Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein as if set forth in full. The descriptions of the material terms of the Retirement Agreement set forth above are qualified in their entirety by reference to such exhibit.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Retirement Agreement dated August 11, 2009 between Southwestern Energy Company and Harold M. Korell.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWESTERN ENERGY COMPANY

Dated: August 13, 2009	By:	/s/ GREG D. KERLEY
	Name:	Greg D. Kerley
	Title:	Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Retirement Agreement dated August 11, 2009 between Southwestern Energy Company and Harold M. Korell.